Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statement Nos. 333-196048, 333-166075, 333-146719, and 333-135616 on Form S-8 of PGT Innovations, Inc., of our reports dated March 23, 2018 and March 20, 2017 relating to the consolidated financial statements of GEF WW Parent LLC and Subsidiaries appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Phoenix, Arizona

September 10, 2018